Exhibit (h)(18)

FEE WAIVER AGREEMENT

Pacific Investment Management Company LLC

840 Newport Center Drive, Suite 100

Newport Beach, CA 92660

May 7, 2010

PIMCO Funds

840 Newport Center Drive

Newport Beach, CA 92660

Re:	Waiver of Portion of Advisory Fee and Supervisory and Administrative Fee in
Connection with Investment in PIMCO Cayman Commodity Fund III, Ltd. and
PIMCO Cayman Commodity Fund IV, Ltd.

Dear Sir or Madam:

Reference is made to (i) the Amended and Restated Investment Advisory Contract by and between PIMCO Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), and Pacific Investment Management Company LLC, a Delaware limited liability company (“PIMCO”), dated February 23, 2009, as further amended, restated, supplemented or otherwise modified from time to time (the “Advisory Agreement”), and (ii) the Supervision and Administration Agreement by and between the Trust and PIMCO dated August 11, 2008, as further amended, restated, supplemented or otherwise modified from time to time (the “Supervision and Administration Agreement”).

Pursuant to the Advisory Agreement, the Trust pays, for and on behalf of each of the PIMCO CommoditiesPLUS Strategy Fund and PIMCO CommoditiesPLUS Short Strategy Fund, each series thereof (the “Series”), a monthly investment advisory fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rate specified in such agreement (the “Series Management Fee”), as further described therein.

Pursuant to the Supervision and Administration Agreement, the Trust pays, for and on behalf of each of the Series, a monthly supervisory and administrative fee to PIMCO on the first business day of each month, based upon the average daily value of the net assets of the Series during the preceding month, at the annual rates in respect of one or more classes of the Series specified in the Supervision and Administration Agreement (collectively, the “Series Supervisory and Administrative Fee”), as further described therein.

The Trust, for and on behalf of PIMCO CommoditiesPLUS Strategy Fund, intends to invest in PIMCO Cayman Commodity Fund III, Ltd., a Cayman Islands exempted company. The Trust, for and on behalf of PIMCO CommoditiesPLUS Short Strategy Fund, intends to invest in PIMCO Cayman Commodity Fund IV, Ltd., a Cayman Islands exempted company. (PIMCO Cayman Commodity Fund III, Ltd. and PIMCO Cayman Commodity Fund IV, Ltd. are each referred to herein as a “Subsidiary”). In respect of each Subsidiary PIMCO (i) provides investment advisory and administrative services and (ii) receives a management fee (the “Subsidiary Advisory Fee”) and an administrative services fee (the “Subsidiary Administrative Fee”) pursuant to an investment management agreement by and between the Subsidiary and PIMCO dated May 7, 2010 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”).

For as long as the Subsidiary Agreement remains in effect, PIMCO agrees to waive irrevocably all or any portion of (i) the Series Management Fee that would otherwise be paid by the Trust, for and on behalf of a Series, to PIMCO in any period in an amount equal to the amount of the Subsidiary Advisory Fee, if any, actually paid by its Subsidiary to PIMCO under the Subsidiary Agreement during such period, and (ii) the Series Supervisory and Administrative Fee that would otherwise be paid by the Trust, for and on behalf of the Series, to PIMCO in any period in an amount equal to the amount of the Subsidiary Administrative Fee, if any, actually paid by its Subsidiary to PIMCO under the Subsidiary Agreement during such period.

This letter modifies the terms of each of the Advisory Agreement and the Supervision and Administration Agreement, and to the extent of any conflict between the terms of this letter and the terms of either such agreement, the terms of this letter will prevail. This letter and the rights and obligations of the parties hereunder will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.

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Please confirm your understanding of and agreement with the subject matter herein by returning an originally executed copy of this letter to the address first written above.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ John P. Hardaway
Name:	John P. Hardaway
Title:	Executive Vice President

ACKNOWLEDGED AND AGREED

PIMCO FUNDS,

for and on behalf of

PIMCO COMMODITIESPLUS STRATEGY FUND and

PIMCO COMMODITIESPLUS SHORT STRATEGY FUND,

series thereof

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Vice President

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